Exhibit 99.1
News Release

AETNA ANNOUNCES FULL REDEMPTION OF 8.5% SENIOR NOTES
HARTFORD, CT. May 18, 2006 — Aetna (NYSE: AET) today announced that it will redeem for cash the entire $700 million aggregate principal amount outstanding of its previously issued 8.5 percent senior notes due 2041 (notes) on June 19, 2006. The notes were issued in June of 2001.
The notes will be redeemed at a redemption price equal to 100 percent of the principal amount plus any interest accrued and unpaid to June 19, 2006. The notes are traded on the New York Stock Exchange under the symbol AEF (CUSIP 00817Y207).
A notice of redemption is being sent to all currently registered holders of the notes by the trustee, U.S. Bank National Association. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from U.S. Bank National Association by calling 1-800-934-6802.
Payment of the redemption price will be made on or after June 19, 2006 upon presentation and surrender of the notes by hand delivery to U.S. Bank Trust National Association, Corporate Trust Services, 100 Wall Street, 16th floor, New York, New York 10005, or by mail to U.S. Bank National Association, P.O. Box 6411, St. Paul, Minnesota 55164-0111.
In connection with this redemption, Aetna will write off related deferred debt issuance costs and recognize a deferred gain on an interest rate swap that hedged these notes, resulting in a net $8 million after-tax non cash charge in the second quarter of 2006. As Aetna believes this charge neither relates to the ordinary course of its business nor reflects underlying business

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performance, Aetna will reflect the charge as an “other item” and exclude it from operating earnings.
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 28.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com.